Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-193585 on Form S-4 of our report dated March 1, 2013 (January 27, 2014 as to Note 17), relating to the consolidated financial statements and financial statement schedule of LKQ Corporation and subsidiaries, appearing in the Current Report on Form 8-K of LKQ Corporation filed on January 27, 2014, and our report dated March 1, 2013, relating to the effectiveness of LKQ Corporation and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of LKQ Corporation for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 19, 2014